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                                                        EXHIBIT 2.1

                           TRANSITION NETWORKS, INC.


                           STOCK PURCHASE AGREEMENT


                                   BETWEEN


                                  ENSTAR INC.

                                     AND

                                AMERICABLE, INC.

                                     AND

                          COMMUNICATIONS SYSTEMS, INC.




                            DATED: DECEMBER 10, 1998






















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                               TABLE OF CONTENTS

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                                                                         Page

ARTICLE I

Purchase and Sale of Stock                                                  1

     1.1  Purchase and Sale of Stock                                        1

     1.2  Purchase Price                                                    1

     1.3  Working Capital Confirmation                                      1

     1.4  Section 338(h)(10) Election                                       2

ARTICLE II

Settlement of Intercompany Accounts                                         3

     2.1  Settlement of Intercompany Accounts Payable                       3

     2.2  Settlement of Intercompany Accounts Receivable                    3

     2.3  Dividend of Cash                                                  3

ARTICLE III

The Closing                                                                 4

     3.1  Time and Place of Closing                                         4

     3.2  Conditions to Obligations of Buyer to Close                       4

     3.3  Conditions to Obligations of Seller to Close                      5

     3.4  Seller's Deliveries at Closing                                    5

     3.5  Buyer's Deliveries at Closing                                     6













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ARTICLE IV

Representations and Warranties of Seller                                    6

     4.1  Existence and Authority of Seller                                 6

     4.2  Capital Stock of Transition                                       7

     4.3  Organization, Authority, and Qualification of Transition          7

     4.4  Subsidiaries                                                     7

ARTICLE V

Additional Representations and Warranties of Seller                        7

     5.1  Consents and Approvals; No Violation                             7

     5.2  Financial                                                        8

     5.3  Taxes                                                            9

     5.4  Title and Related Matters                                       10

     5.5  Patents, Trademarks, and Other Intellectual Property            10

     5.6  Litigation                                                      10

     5.7  Labor Matters                                                   11

     5.8  Environmental Matters                                           12

     5.9  Liabilities                                                     12

     5.10 Planned Public Improvements and Special Assessments             12

     5.11 Leased Personal Property                                        13

     5.12 Government License and Regulation                               13

     5.13 Compliance with Law                                             13

     5.14 Insurance                                                       13

     5.15 Transactions with Certain Persons                               13









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     5.16 Bank Accounts                                                   13

     5.17 Full Disclosure                                                 13

     5.18 Equipment and Other Tangible Property                           14

     5.19 Inventories                                                     14

     5.20 Suppliers, Customers and Other Parties                          14

ARTICLE VI

Representations and Warranties of Buyer                                   14

     6.1  Existence and Authority of Buyer                                14

     6.2  Consents and Approvals; No Violation                            14

     6.3  Litigation                                                      15

     6.4  Acquisition of Stock for Investment                             15

     6.5  Full Disclosure                                                 15

ARTICLE VII

Additional Covenants and Agreements of the Parties                        15

     7.1  Operation of Business Pending Closing                           15

     7.2  Access to Information                                           17

     7.3  Reasonable Efforts                                              18

     7.4  Tax Returns                                                     18

     7.5  Stock Option Cancellation                                       18

     7.6  Employee Benefit Plans                                          19

     7.7  Net Worth of Parent; Contingent Escrow Agreement                19













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ARTICLE VIII

Indemnification                                                           20

     8.1  Indemnification by Seller and by Parent                         20

     8.2  Procedure                                                       20

     8.3  Limitations                                                     21

     8.4  Indemnification by Buyer                                        21

     8.5  Procedure                                                       22

ARTICLE IX

Termination and Abandonment                                               22

     9.1  Termination                                                     22

     9.2  Effect of Termination                                           22

ARTICLE X

Miscellaneous                                                             23

     10.1  Expenses                                                       23

     10.2  Brokers                                                        23

     10.3  Further Assurances                                             23

     10.4  Entire Agreement and Modifications                             23

     10.5  Binding Agreement; Assignment                                  23

     10.6  Counterparts                                                   23

     10.7  Notices                                                        23

     10.8  Governing Law                                                  25

     10.9  Public Announcements                                           25

     10.10 Certain Definitions                                            25









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     10.11 Arbitration                                                    25

     10.12 No Waiver                                                      26

     10.13 Survival                                                       26

















































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                                LIST OF EXHIBITS

Exhibit A  Opinion from Counsel to Seller

Exhibit B  Opinion from Counsel to Buyer

Exhibit C  Employee Stock Option Letter

Exhibit D  Contingent Escrow Agreement


                                   SCHEDULES

Working Capital Schedule

     Schedule 2.1     Intercompany Accounts Payable

     Schedule 2.2     Intercompany Accounts Receivable

Disclosure Schedule

     Schedule 7.5     Options Schedule

     Schedule 7.6     Employee Benefit Plans - December 31, 1998

     Schedule 10.10   Knowledge Definition





























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                              STOCK PURCHASE AGREEMENT


     THIS STOCK PURCHASE AGREEMENT is entered into this 10th day of December 1998, by and among Americable, Inc., a Minnesota corporation ("Seller"), ENStar Inc., a Minnesota corporation ("Parent"), and Communications Systems, Inc., a Minnesota corporation ("Buyer").

     W I T N E S S E T H:

     WHEREAS, Parent is the owner of all of the issued and outstanding stock of Seller; and

     WHEREAS, Seller is the owner of all of the issued and outstanding stock of Transition Networks, Inc., a Minnesota corporation ("Transition"); and

     WHEREAS, Buyer and Seller have reached an agreement pursuant to which Seller will sell to Buyer and Buyer will purchase from Seller all of the issued and outstanding stock of Transition (the "Stock") on the terms and conditions herein set forth.

     NOW, THEREFORE, the parties hereto agree as follows:

                                  ARTICLE I

                          PURCHASE AND SALE OF STOCK

     1.1  PURCHASE AND SALE OF STOCK

          At the Closing (as defined in Section 3.1), and subject to the terms and conditions herein set forth, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of the Stock for the consideration specified in section 1.2. Such purchase by Buyer and sale by Seller of the Stock shall be effective as of December 1, 1998.

     1.2  PURCHASE PRICE

          The purchase price for the purchase of the Stock (the "Purchase Price") will be Eight Million Four Hundred Eighty Two Thousand Fifty Dollars ($8,482,050), payable by wire transfer on the Closing Date in immediately available funds to an account specified by Seller before Closing. The Purchase Price shall be subject to confirmation as provided in Section 1.3.

     1.3  WORKING CAPITAL CONFIRMATION

          (a) A calculation of the Working Capital (as hereinafter defined) as of November 30, 1998 shall be prepared by Seller (the "Working Capital Schedule") and furnished to Buyer at Closing. Seller and Buyer agree that Buyer shall have the right to confirm the working capital of Transition presented on the Working Capital Schedule following the


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     Closing pursuant to the timing and procedure set forth in this Section
     1.3 (the "Post-Closing Confirmation"). The Purchase Price shall be decreased or increased dollar-for-dollar by the amount, if any, by which Working Capital set forth on the Working Capital Schedule is determined to be inconsistent with Seller's calculation of Working Capital as set forth on the Working Capital Schedule.

          (b) Buyer and its independent accountants, Deloitte & Touche, shall have the right to review and copy the books and records and supporting work papers (including schedules, memoranda and other documents) of Seller related to Working Capital and the Working Capital Schedule. Buyer shall have a period of thirty (30) days (the "Objection Period") after Closing in which to provide notice to Seller of any objections thereto, setting forth the specific item on the Working Capital Schedule to which each such objection relates and the specific basis for each such objection. The Purchase Price and Working Capital Schedule shall be deemed to be accepted by Buyer, and shall become final and binding on the parties, except to the extent that Buyer shall have given to Seller notice of a specific objection thereto within the Objection Period. If Buyer shall give any such notice of objection within the Objection Period, then Seller and Buyer shall attempt in good faith to resolve any dispute concerning the item(s) subject to such objection. If Seller and Buyer do not resolve any such dispute within thirty (30) days after the end of the Objection Period, then those items in dispute shall be submitted to a firm of independent public accountants that have had no ongoing relationship with Seller or Buyer for the three-year period prior to the Closing Date (as hereinafter defined), as shall be mutually acceptable to Seller and Buyer. Such accounting firm is herein referred to as the "Independent Accounting Firm." The Independent Accounting Firm shall be instructed to use its best efforts to render a decision as to all items in dispute within thirty (30) days of submission, based solely on the terms of this Agreement and presentations of Seller and Buyer and such other materials as the independent accounting firm shall request, and not upon independent review, and the parties agree to cooperate with each other and each other's authorized representatives and with the Independent Accounting Firm in order that all items in dispute shall be resolved as soon as practicable. The determination of the Independent Accounting Firm concerning any item in dispute shall be final and binding on the parties without further right of appeal. The fees and expenses of the Independent Accounting Firm incurred in the resolution of such dispute shall be borne equally by Seller and Buyer. Within ten (10) days after the Working Capital is finally determined, Buyer in the case of an adjustment increasing the Purchase Price, or Seller, in the case of an adjustment decreasing the Purchase Price, shall pay to the other the required adjustment in accordance with this Section 1.3.

          (c) All adjustments or payments due under Section 1.3(b) shall be paid by wire transfer of immediately available funds.





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          (d)  For purposes of this Section 1.3, "Working Capital" shall mean the dollar amount of the current assets of Transition presented on the Working Capital Schedule (excluding cash and cash equivalents) less the dollar amount of current liabilities of Transition presented on the Working Capital Schedule calculated consistent with past practices of Transition.

     1.4  SECTION 338(h)(10) ELECTION

          Buyer and Seller shall make a timely, effective and irrevocable joint election under Sections 338(a) and 338(h)(10) of the Internal Revenue Code of 1986, as amended (the "Code"), to treat the purchase of the Stock as a deemed asset sale (the "Section 338(h)(10) Elections"), and shall file such election in accordance with applicable federal regulations and in those states where applicable, permitted by law and where the filing of a consolidated or combined tax return is not a prerequisite to making the Section 338(h)(10) Elections. Promptly following the Closing Date, Buyer and Seller shall agree on a list of assets of Transition to which the "Aggregate Deemed Sale Price" (as defined under applicable regulations promulgated under the Code) of the assets shall be allocated. Such allocation shall be determined by Buyer, but subject to Seller's approval, which shall not be unreasonably withheld, after taking into account the applicable treasury regulations and the fair market value of such assets. Buyer and Seller shall complete, execute and deliver to the federal and applicable state taxing authorities such forms and documents as may be required in order to make the Section 338(h)(10) Elections binding and effective. Seller and Buyer agree to act in accordance with all applicable laws and regulations relating to the Section 338(h)(10) Elections in the preparation and filing of any tax return. Seller will pay any Taxes (as hereafter defined) resulting from the deemed sale of assets pursuant to Internal Revenue Service Code Section 338(h)(10).

                                ARTICLE II

                   SETTLEMENT OF INTERCOMPANY ACCOUNTS

     2.1  SETTLEMENT OF INTERCOMPANY ACCOUNTS PAYABLE

          Immediately before the Closing, Seller shall make a capital contribution to Transition by forgiving the Intercompany Accounts Payable as detailed on Schedule 2.1 by Transition to Seller, Parent or any of their affiliates as of the Closing Date (the "Intercompany Accounts Payable"); provided that Intercompany Accounts Payable shall exclude accounts payable relating to employee benefit plans.









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     2.2  SETTLEMENT OF INTERCOMPANY ACCOUNTS RECEIVABLE

          Immediately before Closing, Seller shall cause Transition to distribute to Seller as a dividend all of the right, title and interest of Transition in the Intercompany Accounts Receivable as detailed on
     Schedule 2.2 due from Seller or Seller's affiliates or subsidiaries as of the Closing Date (the "Intercompany Accounts Receivable"); provided that Intercompany Accounts Receivable shall exclude trade accounts receivable owed by Seller or its affiliates to Transition in the ordinary course of business.

     2.3  DIVIDEND OF CASH

          Immediately before Closing, Seller shall cause Transition to distribute to Seller as a dividend the $550,049 of Transition cash and cash equivalents at November 30, 1998 (the "November 30 Cash") or Buyer shall pay to Seller the November 30 Cash at Closing.

                                  ARTICLE III

                                  THE CLOSING

     3.1  TIME AND PLACE OF CLOSING

          The closing of the sale and purchase of the Stock contemplated hereby (the "Closing") shall take place at the offices of Lindquist & Vennum, 4200 IDS Center, Minneapolis, Minnesota, at 10:00 a.m. local time on a date mutually satisfactory to the parties, but in no event later than December 11, 1998 (the "Closing Date"), or at such other time and place as the parties may mutually agree.

     3.2  CONDITIONS TO OBLIGATION OF BUYER TO CLOSE

          The obligation of Buyer to consummate the purchase of the Stock as provided herein shall be subject to fulfillment at or prior to the Closing, or written waiver by Buyer, of each of the following conditions:

          (a) The representations and warranties of Seller contained in this Agreement shall be true and correct on the date hereof and as of the Closing Date as though made as of the Closing Date, except for changes
     (i) contemplated by this Agreement; or (ii) approved by Buyer.

          (b) Seller shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement.

          (c) Seller shall have delivered to Buyer (i) a certificate certifying to the fulfillment of the conditions set forth in paragraphs 3.2(a) and (b), and (ii) a copy of certified resolutions of its Board of Directors authorizing the sale of the Stock pursuant to this Agreement, both of which shall be in a form reasonably satisfactory to Buyer.

          (d) Buyer shall have received an opinion from counsel to Seller, dated as of the Closing Date, substantially in the form attached hereto as Exhibit A. In rendering such opinion, counsel may rely to the extent it deems appropriate upon certificates of officers of Seller and of public officials as to factual matters and upon opinions of other counsel delivered together with such opinion.

          (e) All government consents and licenses, permits, authorizations, approvals or, filings with and notifications to any United States, state, local or other governmental regulatory body required to be made or obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been made or obtained.

          (f) Buyer shall receive from Seller at or prior to Closing, Seller's Closing Deliveries (as defined in section 3.4, below).

          (g) The directors of Transition shall have resigned their offices effective as of the Closing Date.

     3.3  CONDITIONS TO OBLIGATION OF SELLER TO CLOSE

          The obligation of Seller to consummate the sale of the Stock as provided herein shall be subject to fulfillment at or prior to the Closing, or written waiver by Seller, of each of the following conditions:

          (a) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on the date hereof and as of the Closing Date as though made as of the Closing Date.

          (b) Buyer shall have duly performed or complied with all of the obligations to be performed or complied with by it under the terms of this Agreement at or prior to the Closing.

          (c) Buyer shall have delivered to Seller (i) a certificate certifying to the fulfillment of the conditions set forth in paragraphs 3.3(a) and (b), and (ii) a copy of certified resolutions of its Board of Directors authorizing the purchase of the Stock pursuant to this Agreement, both of which shall be in a form reasonably satisfactory to Seller.

          (d) Seller shall have received an opinion from counsel to Buyer, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B. In rendering such opinion, counsel may rely to the extent it deems appropriate upon certificates of officers of Buyer and of public officials as to factual matters and upon opinions of other counsel delivered together with such opinion.

          (e) All government consents and licenses, permits, authorizations, approvals or, filings with and notifications to any United States, state, local or other governmental regulatory body required to be made or obtained or made in connection with the consummation of the transactions contemplated by this Agreement shall have been made or obtained.

          (f) Seller shall have received from Buyer at or prior to Closing, Buyer's Closing Deliveries (as defined in section 3.5 below).

     3.4  SELLER'S DELIVERIES AT CLOSING

          At the Closing, Seller shall deliver or cause to be delivered to Buyer (collectively, "Seller's Closing Deliveries"):

          (a) The certificates representing the Stock duly endorsed by Seller for transfer to Buyer;

          (b) The opinions, certificates and other documents required to be delivered under section 3.2, above;

          (c) The minute book and stock book of Transition;

          (d) Consents or assignments relating to any contracts or licenses which, but for consent, would materially and adversely affect Buyer's ownership and operation of Transition's business after the Closing.

          (e) Certificates of Good Standing for Seller and Transition issued by the Secretary of State of Minnesota dated within ten days of the Closing Date; and

          (f) An update to the Disclosure Schedule, if any.

     3.5  BUYER'S DELIVERIES AT CLOSING

          At Closing, Buyer shall pay, deliver or cause to be delivered to Seller (collectively, "Buyer's Closing Deliveries"):

          (a) The Purchase Price pursuant to section 1.2, above;

          (b) A Certificate of Good Standing for Buyer issued by the Secretary of State of Minnesota dated within ten days of the Closing Date;

          (c) The opinions, certificates, and other documents required to be delivered under section 3.3 above; and

          (d) Payments to employees for vested portion of their respective stock options pursuant to Section 7.5.

                                ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller and Parent hereby jointly and severally represent and warrant to Buyer that the following statements are true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule attached hereto, as the same may be updated at or prior to the Closing (the "Disclosure Schedule"). The Disclosure Schedule is incorporated into this Agreement by reference, and is made an integral part hereof. Disclosure of any information in any one section or schedule of the Disclosure Schedule shall be deemed to be disclosure in any other section or schedule thereof.

     4.1  EXISTENCE AND AUTHORITY OF SELLER

          (a) Seller is a corporation validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and corporate authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller have been duly authorized by all necessary corporate proceedings on the part of Seller and Parent, and this Agreement constitutes the valid and legally binding obligation of Seller and Parent, enforceable in accordance with its terms, except to the extent limited by bankruptcy, fraudulent conveyance, insolvency, reorganization, moratorium or similar laws affecting creditors, rights generally, or by general equitable principles.

           (b) Seller is the record and beneficial owner of all the Stock, free and clear of all liens, claims, encumbrances and restrictions of every kind, and subject to no restrictions with respect to the transferability, other than restrictions imposed by the Securities Act of 1933 or state securities or blue sky laws, if any.

     4.2  CAPITAL STOCK OF TRANSITION

          The authorized capital stock of Transition consists of 3,500,000 shares of common stock. There are 2,940,000 shares of common stock issued and outstanding, all of which are issued to and owned, legally and beneficially, solely by Seller. All of the outstanding shares of such stock have been duly authorized and validly issued, and are fully paid and nonassessable. The Disclosure Schedule contains a list of all outstanding options, warrants, calls, convertible securities, rights to subscribe or commitments of any character relating to the authorized and unissued or issued and outstanding stock of Transition which give any person any right to acquire any such stock.

     4.3  ORGANIZATION, AUTHORITY, AND QUALIFICATION OF TRANSITION

          Transition is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Disclosure Schedule contains a complete and correct copy of (i) Transition's Articles of Incorporation and (ii) Transition's Bylaws, as currently in effect. Transition has the corporate power and authority to carry on the business in which it is engaged, and to own and use the properties owned and used by it. Transition is duly qualified or licensed to do business and is in good standing in each state where the character of its business, property and assets require such qualification, except for those states in which the failure to be so qualified would not individually or in the aggregate have a material adverse effect on Transition.

     4.4  SUBSIDIARIES

          Transition does not own any stock or equity interest in any corporation, partnership, joint venture, or any other entity.

     4.5  DIRECTORS AND OFFICERS

          The directors and officers of Transition as of the date hereof are identified on the Disclosure Schedule.

        ARTICLE V - ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller and Parent hereby jointly represent and warrant that the following statements are true and correct as of the date of this Agreement, except as set forth in the Disclosure Schedule or as contemplated in this Agreement. Disclosure of any information in any one section or schedule of the Disclosure Schedule shall be deemed to be disclosure in any other section or schedule thereof.

     5.1  CONSENTS AND APPROVALS; NO VIOLATIONS

          There is no authorization, consent or approval of, or notice to, any governmental or regulatory authority required to be obtained or given or waiting period required to expire as a condition to the lawful consummation by Seller of the sale and purchase of the Stock pursuant to this Agreement. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any provision of, or result in the acceleration of, or entitle any party to accelerate (whether after the filing of notice or lapse of time or both), any obligation under, or permit any person to terminate, modify or cancel the rights of Transition or Seller under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon the assets of Transition, pursuant to any provision of, any mortgage, lien, agreement, lease, license or other obligation to which Transition or Seller is a party, or by which Transition or Seller is bound, or to which any of their assets are subject, (ii) violate any provision of the Articles of Incorporation or Bylaws of Transition or Seller, or (iii) violate or result in a breach of, or constitute a default under, any judgment, statute, order, decree, rule or regulation of any court or governmental agency to which Transition or Seller is subject. The Disclosure Schedule lists all written or oral contracts, leases, mortgages, indentures, commitments and other instruments to which Transition is a party or by which it is bound which involve a total receipt, or expenditure by, or liability of Transition in excess of $10,000 or are terminable at the option of Transition upon no more than sixty (60) days notice without penalty to Transition (the "Contracts"). True and complete copies of all written Contracts required to be disclosed on the Disclosure Schedule have been made available to Buyer, and true and complete descriptions of all oral Contracts required to be disclosed on the Disclosure Schedule are described on such schedule. All of the Contracts are valid and in full force and effect. No event of default on the part of Transition or, to the knowledge of Seller or Parent, any other party has occurred under any of the Contracts and no event of default will occur under any such Contract upon the sale of the Stock to Buyer.

     5.2  FINANCIAL

          (a) The Disclosure Schedule contains unaudited balance sheets and income statements of Transition as of and for the year ended December 31, 1997 and the eleven-month period ended November 30, 1998 (collectively, the "Financial Statements"). The Financial Statements have been prepared from books and records of the Seller, and fairly present the financial position of Transition as of the respective dates and the results of operations of Transition for the periods presented herein. The November 30, 1998 balance sheet is hereinafter referred to as the "Balance Sheet" and November 30, 1998 as the "Balance Sheet Date".

          (b) Since the Balance Sheet Date, there has not been:

              (1) any material adverse change in the business,operations, or financial condition of Transition taken as a whole;

              (2) any sale, lease, transfer or assignment of any material assets, tangible or intangible, of Transition other than in the ordinary course of business, or any damage, destruction or loss, whether or not covered by insurance; or

              (3) except as provided for in this Agreement, any declaration, setting aside or payment of any distribution (whether in cash, stock or property) by Transition to its shareholder;

              (4) any repurchase, redemption or other acquisition by Transition of any outstanding shares of common stock;

              (5) any incurrence, assumption or guarantee by Transition of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

              (6) any creation or assumption by Transition of any lien on any asset other than in the ordinary course of business consistent with past practices;

              (7) any making of any loan or advance or any investment in any entity by Transition;

              (8) any change in any method of accounting or accounting practice by Transition;

              (9) except in the ordinary course of business consistent with past practice, any (A)grant of any severance or termination pay to any director, officer or employee of Transition, (B) execution of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement) with any director, officer or employee of Transition, (C) increase in benefits payable under existing severance or termination pay policies or employment agreements, or (D) increase in compensation, bonus or other benefits payable to directors, officers or employees of Transition.

              (10) any entry into any agreement, action, commitment or transaction (including any capital expenditure or capital financing) by Transition which is material to Transition taken as a whole, except agreements, actions, commitments or transactions entered in the ordinary course of business or as contemplated herein.

          (c) The accounts and notes receivable reflected in the Financial Statements are good and collectible in the ordinary course of business at the aggregate recorded amount thereof, net of any applicable reserves for doubtful accounts reflected in the Financial Statements and such reserves have been calculated consistent with past practices.

     5.3  TAXES

          All reports and returns ("Tax Returns") required to be filed prior to the date hereof with respect to Transition relating to all taxes, fees or other charges imposed by any federal, state or local jurisdiction ("Taxes") have been filed (including extensions). All Taxes which are due from Transition with respect to periods ending on or before the Closing Date for which a statute of limitations has not barred the assessment of deficiencies have been paid or provision therefor has been made on the Balance Sheet. The Tax Returns accurately indicate all Taxes due and payable with respect to the periods covered thereby and there are no other tax liabilities, deficiencies, interest or penalties payable or asserted with respect to such periods. There are no actions, suits, proceedings, investigations or claims pending or, to the knowledge of Seller or Parent, threatened against Transition with respect to Taxes, governmental charges or assessments. There are no pending audits by any federal, state, local or foreign taxing authority of any payment, return or report made or filed by Transition, nor has Seller been notified of any claimed failure to pay or report any kind of tax which may be assessed by any such taxing authority against Transition.

     5.4  TITLE AND RELATED MATTERS

          (a) Except as set forth on the Disclosure Schedule, Transition has good title to all of its properties and assets, other than those that are leased, including, without limitation, the properties and assets reflected in its Balance Sheet, free and clear of all security interests, claims, charges or other encumbrances, except (i) such properties and assets as may have been sold in the ordinary course of business or such encumbrances as may have been incurred in the ordinary course of business since the Balance Sheet Date, or (ii) such imperfections, defects of title and encumbrances which are not material to the business, operations, or financial condition of Transition taken as a whole. The assets of Transition are, normal wear and tear excepted, in a condition and working order sufficient to conduct Transition's business in the manner currently and historically conducted by Transition.

          (b) The Disclosure Schedule contains a complete and accurate list of all the real property owned or leased by Transition (the "Real Property"). The Real Property and all building systems, structures, fixtures and improvements, owned, leased or used by Transition are, normal wear and tear excepted, in a condition and working order sufficient to conduct Transition's business in the manner currently and historically conducted by Transition.

     5.5  PATENTS, TRADEMARKS, AND OTHER INTELLECTUAL PROPERTY

          The Disclosure Schedule contains a list of all patents, patent applications, trademarks, trademark applications, trade names, service marks and copyrights, and licenses and rights to any of the foregoing (collectively the "Intellectual Properties") which are used or held by Transition and material to the conduct of the business of Transition taken as a whole. Transition is the owner or is licensed or otherwise has the right to use the Intellectual Properties in the conduct of its business, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. No claims have been asserted or, to the knowledge of Seller or Parent, threatened by any person challenging Transition's ownership or use of any of the Intellectual Properties. None of the Intellectual Properties infringes or otherwise violates the rights of others or, to the knowledge of Seller or Parent, is being infringed by others. No licenses, sublicenses or agreements pertaining to any of the Intellectual Properties have been granted by Transition.

     5.6  LITIGATION

          There are no actions, suits, proceedings, or governmental investigations against or affecting Transition before any court, governmental or regulatory authority, domestic or foreign, which are pending or, to the knowledge of Seller or Parent, threatened in writing by any third party with respect to its ownership or operation of its business or otherwise relating to the assets of Transition. In particular, but without limiting the generality of the foregoing, except as listed on the Disclosure Schedule, there are no applications, complaints or proceedings pending or, to the knowledge of Seller or Parent, threatened (i) before any federal or state agency relating to the business or operations of Transition involving charges of illegal discrimination under any federal or state employment laws or regulations; or (ii) before any federal, state or local agency relating to the business or operations of Transition involving zoning issues under any federal, state or local zoning law, rule or regulation other than zoning and similar applications and proceedings required in the ordinary course of Transition's business or operations. Transition is not subject to any judgment, stipulation, order, decree, or agreement arising from any such action, suit, proceeding or investigation. No action, suit, proceeding or governmental investigation is pending or, to the knowledge of Seller or Parent, threatened in writing, which seeks to question, delay, or prevent the consummation of the transactions contemplated hereby.

     5.7  LABOR MATTERS

          (a) Except as listed in the Disclosure Schedule, neither Seller, Transition nor any trade or business (whether or not incorporated) under common control of Seller and/or Transition within the meaning of Section 414(b), (c), (m) or (o) of the Code ("ERISA Affiliate"), maintains or contributes to any bonus, deferred compensation, incentive compensation, severance, pension, profit sharing, retirement, stock purchase, stock option, employee welfare benefit or any other fringe benefit plan, agreement, arrangement, arrangement or practice for which Seller, Transition or any ERISA Affiliate has any liability. The Disclosure Schedule sets forth a true and complete list of each plan which is an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) maintained or contributed to by Seller, Transition or any ERISA Affiliate (each, a "Plan"). Each Plan is and has been operated in compliance with the provisions of ERISA, the Code, all regulations, and all other applicable governmental laws and regulations. Each other benefit plan, arrangement or practice which is not an "employee benefit plan" (the "Other Benefit Arrangements") is and has been operated in compliance with its terms and all applicable governmental laws, regulations, rulings and announcements. The Disclosure Schedule also sets forth all written employment agreements presently in effect between Seller or Transition and employees of Transition, and all collective bargaining agreements between Seller or Transition and employees of Transition.

          (b) Transition has complied with all laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining, occupational safety, discrimination and the payment of social security and other payroll related taxes, and has not received any notice alleging failure to comply with any such laws, rules or regulations.

          No controversies, disputes or proceedings are pending, or threatened, between Transition and any employee of Transition. There is no labor strike, dispute, slowdown, representation campaign or work stoppage actually pending or threatened with respect to Transition employees.

          (c) Neither Seller Transition, ERISA Affiliate nor any "party in interest" (within the meaning of Section 4975 of the Code) has engaged in a transaction or transactions in connection with which Transition could be subject, individually or in the aggregate, to other civil penalties assessed pursuant to Section 502(i) of ERISA or tax liabilities imposed by Section 4975 of the Code. No liability under Title IV of ERISA has been incurred either directly or indirectly by Seller, Transition or any ERISA Affiliate. There is no pending or, to the knowledge of Seller or Parent, threatened claim against or otherwise involving any Plan, or any fiduciary thereof, by or on behalf of any participant or beneficiary under any Plan (other than routine claims for benefits), nor is there any pending or, to the knowledge of Seller or Parent, threatened claim by or on behalf of any of the Plans. Except as set forth in the Disclosure Schedule, there are no unfunded obligations under any Plan providing benefits after termination of employment to any employee of Transition (other than continuation of health coverage as required by Part 6 of Title I of ERISA).

          (d) Subject to any applicable statutes, rules or regulations, nothing in the terms and conditions of the Plans listed on the Disclosure Schedule, or otherwise, prohibits or limits the ability of Buyer or Transition to terminate all such Plans concurrent with the consummation of the transactions contemplated hereby or will trigger or result in a financial obligation on Buyer or Transition by virtue of such termination.

          (e) Transition is not a party to any collective bargaining agreement and no such contract is being negotiated with Transition. No representation question exists or has been raised respecting the employees of Transition, nor are there any campaigns being conducted to solicit cards from the employees of Transition to authorize representation by any labor organization.

          5.8  ENVIRONMENTAL MATTERS

          Transition has not violated any federal, state or local law, regulation or rule or ordinance relating to the protection of the environment that is applicable to the facilities and operations of Transition, nor is there any condition with respect to the environment created by its actions or inactions which could or would result in any such violation. There has been no illegal release, spill, leak or discharge at, under or in the properties currently owned or operated by Transition of any pollutant, toxic substance, hazardous waste, hazardous material, hazardous substance, solid waste or oil, as defined in or pursuant to the Resource Conservation Recovery Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Federal Clean Water Act, as amended, or any other federal, state or local environmental law, regulation, rule or ordinance (an "Environmental Law") in violation of any such law. There are no actions pending or, to the knowledge of Seller or Parent, threatened in writing against Transition which assert or allege (a) Transition or its business has violated or any of its Real Property is in violation of any Environmental Laws or is in default with respect to any order, writ, judgment, variance, award or decree applicable to Transition of any governmental authority; (b) Transition is required to clean up or take any investigation, remedial or other response action under any Environmental Law; or (c) Transition is required to contribute to the cost of any past, present or future cleanup or remedial or other response action which arises under any Environmental Law.

     5.9  LIABILITIES

          Transition has no liabilities, absolute, direct or contingent, or any outstanding evidence of indebtedness, except (a) as reflected or as reserved against on the Balance Sheet or on the Disclosure Schedule; or
     (b) liabilities incurred in the ordinary course of business since the Balance Sheet Date.

     5.10 PLANNED PUBLIC IMPROVEMENTS AND SPECIAL ASSESSMENTS

          Transition has not received notice of any planned, contemplated or commenced public improvements that may result in special assessments or special charges pertaining to the Real Property or that may otherwise affect the availability of utility service or access to the Real Property.

     5.11 LEASED PERSONAL PROPERTY

          The Disclosure Schedule sets forth a list of all machinery, equipment, vehicles and other tangible personal property used in the operation of Transition as of the Balance Sheet Date which is covered by a lease to which Transition is a party.

     5.12 GOVERNMENT LICENSE AND REGULATION

          Transition has all domestic and foreign governmental licenses and permits reasonably necessary to conduct its business. Such licenses and permits are in full force and effect and will remain in full force and effect for the benefit of Buyer immediately after Closing. To the knowledge of Seller or Parent, no proceeding is threatened regarding the revocation or limitation of any such governmental license or permit.

     5.13 COMPLIANCE WITH LAW

          The operation of Transition, its business, and Transition's use of the Real Property do not violate any applicable federal, state or local laws or ordinances or any other rule or regulation of any international, federal, state or local agency or body.

     5.14 INSURANCE

          The Disclosure Schedule lists all insurance policies owned by or covering assets or risks of Transition through the Closing Date. All premiums on such policies due prior to the date hereof have been paid. Transition has not received notice that any such insurance is in default, will be canceled or not renewed.

     5.15 TRANSACTIONS WITH CERTAIN PERSONS

          Transition does not owe any amount to, or have any contract with or commitment to, any shareholder, director, officer, employee or consultant of Transition or Seller (other than compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business), and no such person owes any amount to Transition. Upon the resignation of the directors of Transition as contemplated by Section 3.2(g), Transition will have no obligation to any such person to pay termination compensation or any other similar payment.

     5.16 BANK ACCOUNTS

          The Disclosure Schedule sets forth the names and locations of all banks and other financial institutions at which Transition maintains accounts of any nature, the type and number of such accounts and the authorized signatories therefor.

     5.17 FULL DISCLOSURES

          As of the date hereof, this Agreement, the Exhibits hereto, the Financial Statements and the Disclosure Schedule do not contain any material misstatements, material misleading statements or material omissions. There is no fact which is reasonably likely to have a material adverse effect on Transition's business, assets, financial condition, operations or prospects which has not been set forth in this Agreement, the Exhibits, the Financial Statements or the Disclosure Schedule, other than general economic conditions or facts or conditions pertaining to or affecting the markets in which Transition competes.

     5.18 EQUIPMENT AND OTHER TANGIBLE PROPERTY

          Equipment. All equipment, machinery, vehicles, structures, fixtures and other tangible property included in Transition's assets, or used by Transition pursuant to any contract or permit (the "Tangible Company Assets") are adequate for the purposes for which such assets are presently used or contemplated to be used, except for such Tangible Company Assets as have been retired from service or have been temporarily removed from service for repairs or replacement consistent with Transition's prior practices and normal industry standards. All Tangible Company Assets which are reasonably necessary to the business, results of operations, prospects or financial condition of Transition have been well maintained and are in good operating condition and repair, except for ordinary wear and tear.

     5.19 INVENTORIES

          Except as set forth on the Disclosure Schedule, the inventory of Transition consists of items of a quality and condition that is usable and saleable in the ordinary course of business for the purposes for which intended, net of any applicable reserves reflected in the Balance Sheet which have been calculated consistent with past practice.

     5.20 SUPPLIERS, CUSTOMERS AND OTHER PARTIES

          Suppliers. None of Transition's significant suppliers and customers has canceled, terminated, or, to the knowledge of Seller or Parent, made any threat to an officer of Seller or Transition to cancel or otherwise terminate its relationship with Transition or to materially decrease its services or supplies to Transition or its usage of the services or products of Transition and, to the knowledge of Seller or Parent, Transition maintains good relations with all such parties.

                              ARTICLE VI

                  REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Seller that the following statements are true and correct as of the date of this Agreement:

     6.1  EXISTENCE AND AUTHORITY OF BUYER

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of Minnesota and has full power and authority to enter into this Agreement and any ancillary agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and any ancillary agreements by Buyer have been duly authorized by all necessary proceedings on the part of Buyer, and this Agreement and any ancillary agreements constitute the valid and legally binding obligation of Buyer, enforceable in accordance with their terms except to the extent limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

     6.2  CONSENTS AND APPROVALS; NO VIOLATION

          There is no authorization, consent or approval of, or notice to, any governmental or regulatory authority required to be obtained or given or waiting period required to expire as a condition to lawful consummation by Buyer of its purchase of the Stock pursuant to this Agreement. Neither the execution and delivery of this Agreement, nor the consummation of the transaction contemplated hereby, will (i) violate any provision of the Articles or Certificate of Incorporation or

     Bylaws (or other charter documents) of Buyer, (ii) violate any provision of any agreement or other obligation to which Buyer or any of its subsidiaries or affiliates is a party or by which any of them is bound or to which their respective assets is subject, or (iii) violate or result in a breach of, or constitute a default under, any judgment, statute, order, decree, rule or regulation of any court or governmental agency to which Buyer or any of its subsidiaries or affiliates is subject, which in each of clauses (ii) or (iii) would affect the consummation of the sale and purchase of the Stock pursuant to this Agreement.

     6.3  LITIGATION

          No action, suit, proceeding or governmental investigation is pending or, to the knowledge of Buyer, threatened in writing by any third party which seeks to question, delay, or prevent the consummation of the transaction contemplated hereby.

     6.4  ACQUISITION OF STOCK FOR INVESTMENT

          Buyer is acquiring the Stock for investment only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same. Buyer acknowledges that the Stock is not registered under the Securities Act of 1933, as amended (the "Securities Act"), or applicable state securities laws, and that it may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act and applicable state securities laws.

     6.5  FULL DISCLOSURE

          Buyer has notified Seller in writing of any fact, condition or circumstance of which Buyer has knowledge which Buyer reasonably believes would constitute a breach or default, or any fact, condition or circumstance of which Buyer reasonably believes would, after notice or lapse of time or both, constitute a breach or default by Buyer under any agreement or document contemplated hereby.

                                    ARTICLE VII

                  ADDITIONAL COVENANTS AND AGREEMENTS OF THE PARTIES

     7.1  OPERATION OF BUSINESS PENDING CLOSING

          Seller will use its reasonable best efforts to cause Transition to conduct its business according to its ordinary and usual course of business and substantially in the manner heretofore conducted and will use its reasonable best efforts to preserve in all material respects the business organization and business relationships of Transition intact. By way of amplification and not limitation, Transition shall not, between the date of this Agreement and the Closing Date, directly or indirectly do, or propose or commit to do, any of the following, except as contemplated by this Agreement or as previously disclosed with reasonable specificity to Buyer, or except in the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws, without the prior written consent of Buyer, such consent not to be unreasonably withheld or delayed:

          (a) Amend or otherwise change its Articles of Incorporation or Bylaws;

          (b) Issue, deliver, sell, pledge, dispose of or encumber, or authorize or commit to the issuance, sale, pledge, disposition or encumbrance of, (i) any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, but not limited to, stock appreciation rights or phantom stock), of Transition, or (ii) any assets of Transition except for sales of services and products in the ordinary course of business and in a manner consistent with past practice;

          (c) Declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except as specifically contemplated by this Agreement);

          (d) Reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

          (e) (i) Acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof, (ii) incur any obligation for borrowed money, long term or short term debt, or issue any debt securities having a maturity of any duration, (iii) assume, guarantee, or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any other person, (iv) enter into any employment contract or agreement or any other contract or agreement, or (v) enter into or amend any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this section 7.1(e);

          (f) Except as set forth in the Disclosure Schedule, as previously approved by Buyer or to the extent required under existing Plans, agreements or arrangements as in effect on the date of this Agreement, increase the compensation or fringe benefits of any directors, officers or employees of Transition, or grant any severance or termination pay not currently required to be paid under existing severance plans to, or enter into any employment, consulting or severance agreement with any present or former director, officer or other employee of Transition (other than an agreement entered into in exchange for a release by an employee, of any and all claims against Transition following such employee's termination of employment, but only if the aggregate amount payable to any terminated employee under any such agreement are paid by Seller without cost or expense to Buyer or Transition), or establish, adopt, enter into or amend or terminate any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees of Transition, or grant any stock options or stock-based compensation to any directors, officers or employees of Transition (provided that Buyer acknowledges that the participation of employees of Transition in any Plans of Seller will terminate as a result of the Closing);

          (g) Except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting practices or principles used by it;

          (h) Except as specifically contemplated by this Agreement, make any tax election or settle or compromise any federal, state, local or foreign tax liability;

          (i) Take any action, including, but not limited to, introducing a new service or product, which, in the good faith judgment of Transition, is reasonably likely to result in any claim that Transition has violated applicable laws, rules or regulations;

          (j) Adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Transition;

          (k) Extend or shorten the time for payment of Transition's accounts receivable;

         (1) Pay, discharge, satisfy or settle any claims, actions, suits, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, satisfaction or settlement (i) involving payments of not more than Twenty-Five Thousand Dollars ($25,000.00) in the aggregate, which also involve no form of injunctive relief, (ii) in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the Financial Statements, or (iii) incurred in the ordinary course of business and consistent with past practice; or;

          (m) Take, or offer or propose to take, or agree to take in writing or otherwise, any of the actions described in sections 7. 1(a) through 7.1(k) or any action which would make any of the representations or warranties of Seller contained in this Agreement untrue and incorrect as of the date when made if such action has been taken.

     7.2  ACCESS TO INFORMATION

          Between the date of this Agreement and the Closing Date, Seller and Transition will (i) afford Buyer and its authorized representatives reasonable access, during ordinary business hours, to all books, records, offices and other facilities and properties of Transition and permit Buyer and its authorized representatives to make such inspections thereof as they may reasonably request, (ii) make available to Buyer, during ordinary business hours and upon reasonable notice, all senior management personnel of Transition or of Seller responsible for the management of Transition for the purpose of obtaining information regarding Transition, and (iii) furnish Buyer with such financial and operating data and other information with respect to the financial statements, business and properties of Transition as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of Transition or Seller. Any information provided to Buyer pursuant to this Agreement shall be held by Buyer in the strictest confidence in accordance with the Confidentiality Agreement dated July 8, 1998 between Seller and
     Buyer. No investigation pursuant to this section 7.2 shall affect any representation or warranty of Seller or Transition herein or the conditions to the obligations of Buyer hereunder.

     7.3  REASONABLE EFFORTS

          Subject to the terms and conditions herein provided, Seller and Buyer each agree to use reasonable best efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the purchase and sale of the Stock pursuant to this Agreement, including without limitation (i) using its reasonable best efforts to cause the fulfillment of the conditions listed in sections 3.2 and 3.3, above, within its control and (ii) using its reasonable best efforts to obtain all required consents from third parties or governmental bodies.

     7.4  TAX RETURNS

          Seller shall timely file all income tax returns required of Transition for the period ending on or before the Closing Date with the appropriate government officials and shall ensure that the amounts of Tax shown due on such returns are paid in a timely manner. Buyer and Seller shall cooperate fully, and to the extent reasonably requested by the other party, in connection with the filing of any Tax Return or any amended Tax Return, any audit, litigation or other proceeding with respect to taxes payable by Transition. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, provided that the party making any such request will reimburse the party complying with such request for any actual, out-of-pocket costs it has incurred. Buyer and Seller agree to retain all books and records with respect to tax matters pertinent to Transition relating to any tax period ending on or before the Closing Date until the later of the expiration of the statute of limitations therefor or (if a Tax Return is audited) the closing of the relevant Tax Return, and to abide by all record retention agreements entered into with any taxing authority.

     7.5  STOCK OPTION CONVERSION

           Set forth on the Disclosure Schedule under Section 4.2 hereto is a list of all persons (all of whom are employees of Transition) currently holding options to purchase Transition common stock (the "Options").
      All of the Options have been granted pursuant to the Transition Networks, Inc. 1996 Stock Option Plan and pursuant to a Stock Option and Repurchase Agreement ("Option Agreement") in a form which is in all material respects the same as the Stock Option and Repurchase Agreement attached hereto as part of the Disclosure Schedule under Section 4.2. All of the Options were granted and all Option Agreements pertaining to all such Option grants were effective on or after November 18, 1996, and all of the Options provide for the payment of $1.25 per share to exercise the Options in whole or in part. The parties hereto have determined that the Fair Value attributable to Transition's common stock for purposes of Section 3, paragraph (c) and paragraph (g) in each Option Agreement is $2.37 per share based upon the net consideration received by Seller. Buyer and Seller agree to take all necessary corporate action to convert, as of the Closing Date, all Options into the right to receive from Transition cash equal to an amount which is the product of (1) the number of shares each Option holder has the right to purchase as of the Closing Date pursuant to the exercise of his or her respective Option(s) multiplied by (2) the difference of Fair Value minus $1.25 per share. In addition to the foregoing, the following information is provided on the Disclosure Schedule with respect to each such employee: (i) the total number of shares which may be purchased pursuant to currently granted stock options; (ii) the number of shares which each such person has the right to purchase as of the date hereof ("Vested Options"); (iii) the amount each such employee would be entitled to receive (net of exercise cost) for their respective Vested Options based upon Fair Value (as defined above); (iv) the number of shares as to which such stock options are not currently exercisable

      ("Unvested Options"); and, (v) the dollar amount which each such employee would be entitled to receive (net of exercise cost) for their respective Unvested Options based upon Fair Value (as defined above) if all such employees exercised all of their respective Unvested Options. Buyer and Seller will cooperate to obtain an agreement substantially in the form attached hereto as Exhibit C from each person listed on the Disclosure Schedule under Section 4.2 hereto under which each such person shall (A) be paid in redemption of the Options that dollar amount indicated opposite each such employee's name under the column titled Vested Amount, which amounts shall be payable by Buyer, and (B) be given the opportunity to receive on September 30, 1999 that amount indicated opposite each such employee's name under the column heading Unvested Amount if they maintain their employment with Transition following the Closing through such date, which amount shall be paid in each case 50% by Seller and 50% by Buyer.

      7.6  EMPLOYEE BENEFIT PLANS

           From the Closing Date through December 31, 1998, the employees of Transition shall remain participants under the employee benefit plans of Seller as described on Schedule 7.6 attached hereto. On or before April 30, 1999, Transition shall reimburse Seller for all costs incurred by Seller in connection with the participation of the employees of Transition under such employee benefit plans through December 31, 1998. Transition employees shall cease to participate in the ENStar 401(k) Retirement Savings Plan (the "ENStar 401(k) Plan") no later than December 31, 1998. As soon as administratively convenient following the consummation of the transactions contemplated by this Agreement and upon the reasonable determination of Buyer and Seller and their respective counsel that such action will not adversely affect the ENStar 401(k) Plan or the qualified status of the Communications Systems, Inc. Retirement Savings Plan (the "CSI 401(k) Plan"), Parent or Seller shall transfer the assets and liabilities of that portion of the ENStar Inc. 401(k) Plan that related to the employees of Transition to the CSI 401(k) Plan.

      7.7  NET WORTH OF PARENT; CONTINGENT ESCROW AGREEMENT

          Parent will not take any action prior to July 15, 1999 that would reduce the net worth of Parent on a consolidated basis determined in accordance with generally accepted accounting principles, except as adjusted to reflect the market value of its interest in CorVel Corporation, below $10,000,000 ("Net Worth Floor") If Buyer has submitted any Indemnified Claim(s) by June 30, 1999 pursuant to section 8.2(a) of this Agreement, before reducing its net worth below the Net Worth Floor, Parent shall deposit in an escrow account at Lindquist & Vennum, PLLP, 4200 IDS Center, Minneapolis, Minnesota 55402, pursuant to the terms of the Contingent Escrow Agreement in the form attached hereto as Exhibit D, 1.25 times the amount of the Indemnified Claim(s) up to a maximum of $800,000, net of any applicable Basket Amount, for all Indemnified Claims other than Indemnified Claims relating to Excluded Representations (as hereinafter defined) as to which the maximum amount is $8,000,000, net of any applicable Basket Amount. For purposes of the Contingent Escrow Agreement, such amount is referred to as the "Escrow Fund."

                               ARTICLE VIII

                              INDEMNIFICATION

          8.1 As Buyer's sole and exclusive remedy for breach of this Agreement, Seller and Parent, jointly and severally, agree to indemnify, defend and hold Buyer and its directors, officers, employees, agents and shareholders harmless from and against any damage (other than consequential damages), liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees), less any amount recoverable by Seller or Transition under insurance or from any third party and less the amount of any tax benefit to Buyer or Transition as a result thereof ("Buyer's Damages") arising out of, resulting from or relating to:

          (a) any inaccuracy in or breach of a representation or warranty of Seller pursuant to this Agreement;

          (b) any failure of Seller to duly perform or observe any term, provision, covenant or agreement to be performed or observed by Seller pursuant to this Agreement; and

          (c) any Taxes paid or payable after the Closing Date by Buyer or by Transition, relating to periods ending prior to the Closing Date or for which Transition is liable because it is included in the consolidated federal income tax return of Seller, Parent or their affiliates (other than relating to any election or action taken by Buyer or Transition at the direction of Buyer on or following the Closing Date) in excess of any refund of federal income taxes receivable by Buyer or Transition that are attributable to any periods ending on or prior to the Closing Date or because Transition is included in the consolidated federal income tax return of Seller, Parent or its affiliates.

          8.2  PROCEDURE

          (a) Notice of Claims. Buyer shall give Seller prompt notice of any claim, demand, assessment, action, suit or proceeding to which Buyer believes the indemnity set forth in section 8.1 applies (an "Indemnified Claim"), including those claims arising between the date of this Agreement and the Closing as contemplated by clause (iii) of Section 3.2(a). Such notice shall provide in reasonable detail such information as Buyer may have with respect to such Indemnified Claim (including, without limitation, copies of any summons, complaints or other pleadings which may have been served on Buyer or its agents and any written claim, demand, invoice, billing or other document evidencing the same). If such Indemnified Claim is evidenced by a court pleading, Buyer shall give such notice within five days of receipt of such pleading. If such Indemnified Claim is evidenced by some other writing from a third party, Buyer shall give such notice within ten days of the date it receives such writing.

          (b)  CONTROL OF DEFENSE OF CLAIMS

          If Buyer's request for indemnification arises from the claim of a third party or a claim for which indemnification is available under paragraph 8.1(c) hereof, Seller may assume control of the defense of such Indemnified Claim or any litigation resulting from such Indemnified Claim by giving Buyer notice of Seller's decision to do so. If Seller assumes control of the defense of an Indemnified Claim, Seller shall thereafter take all reasonable steps necessary in the defense or settlement of such Indemnified Claim, and Seller shall hold Buyer harmless from and against all damages arising out of or resulting from any settlement approved by Seller or any judgment in connection with such Indemnified Claim. Notwithstanding Seller's assumption of the defense of an Indemnified Claim, Buyer shall have the right to participate in the defense of such Indemnified Claim at its own expense. Seller shall not, in the defense of such Indemnified Claim, consent to entry of any judgment or enter into any settlement which does not provide for a full and complete release by the third party asserting such Indemnified Claim of all of its then existing claims against Buyer and Transition, except in either case with a written consent of Buyer, which consent shall not be unreasonably withheld. Buyer shall furnish Seller in reasonable detail all information Buyer may have with respect to any such Indemnified Claim and shall make available to Seller and its representatives all records and other similar materials which are reasonably required in the defense of such an Indemnified Claim and shall otherwise cooperate with and assist Seller in the defense thereof.

          8.3  LIMITATIONS

          No indemnification shall be payable by Seller or Parent to Buyer with respect to an Indemnified Claim pursuant to Paragraph 8.1(a) unless Seller or Parent has received notice thereof by June 30, 1999 (other than with respect to inaccuracies in or a breach of the representations or warranties of Seller in sections 4.1, 4.2, 4.3 or 5.3 hereof (which are herein referred to collectively as the "Excluded Representations") as to which Seller or Parent shall receive notice thereof prior to the expiration of the applicable statute of limitations) and unless and until Buyer's Damages for all Indemnified Claims, other than any Indemnified Claims made under the Excluded Representations, in the aggregate, exceed Fifty Thousand Dollars ($50,000) (the "Basket Amount"), and at such time that such Buyer's Damages exceed the Basket Amount, Seller shall be liable to Buyer only for the portion of such

     Buyer's Damages which exceed the Basket Amount, and in no event shall Seller's liability with respect to all Indemnified Claims, other than any Indemnified Claims made under the Excluded Representations
     (as to which the limitations of this Section 8.3 shall not apply), in the aggregate, exceed Eight Hundred Thousand Dollars ($800,000). In addition, the limitations upon the indemnification obligations of Seller and Parent described in this Section 8.3 shall not apply to intentional or knowing inaccuracies in or breaches of the representations and warranties set forth In Articles IV and V hereof.

          8.4  INDEMNIFICATION BY BUYER

          As Seller's sole and exclusive remedy for breach of this Agreement, Buyer agrees to indemnify, defend and hold Seller, its directors, officers, employees, agents and shareholders harmless from and against any damage, liability, loss, cost or deficiency (including, but not limited to, reasonable attorneys' fees) ("Seller's Damages") arising out of, resulting from or relating to:

          (a) any inaccuracy in or breach of representation or warranty of Buyer pursuant to this Agreement; and

          (b) any failure to duly perform or observe any term, provision or covenant to be performed or observed by Buyer pursuant to this Agreement.

          8.5  PROCEDURE

          The procedures for Seller's indemnification of Buyer hereunder shall be the same as for Buyer's indemnification of Seller pursuant to section 8.2 and the provisions of section 8.2 shall apply, mutatis mutandis, with respect to such indemnification by Buyer.

          8.6  SELLER'S BOOKS AND RECORDS.

          Between the Closing Date and June 30, 1999, Seller and Parent will make such books and records available to Buyer as are reasonably necessary for the purpose of the confirmation by Buyer of the representations and warranties of Seller and Parent contained in this Agreement.

                               ARTICLE IX

                       TERMINATION AND ABANDONMENT

          9.1  TERMINATION

               This Agreement may be terminated prior to Closing:

          (a) by mutual written consent of the parties;

          (b) at any time after December 11, 1998, by either Buyer or Seller, unless the party seeking to terminate is not in compliance with its obligations under section 7.3, above;

          (c) by Buyer if, as of the time of the Closing, all conditions
     specified in Section 3.3	have been satisfied but the conditions
     specified in section 3.2 to be satisfied by Seller have not been satisfied;

          (d) by Seller if, as of the time of the Closing, all conditions set forth in Section 3.2 have been satisfied but the conditions specified in section 3.3 to be satisfied by Buyer have not been satisfied; or

          (e) by either Buyer or Seller, if there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or if any decree, permanent injunction, judgment, order or other action by a court of competent jurisdiction or any governmental entity preventing or prohibiting consummation of the transactions contemplated by this Agreement shall have become final and nonappealable.

          9.2  EFFECT OF TERMINATION

          In the event of the termination of this Agreement pursuant to section 9.1 hereof, this Agreement, other than with respect to Buyer's obligations under sections 10.1 and 10.2 and Seller's obligations under sections 10.1 and 10.2, shall thereafter become void and have no effect, and without any liability on the part of any party or its shareholders or directors or officers in respect thereof, except that nothing herein will relieve any party from liability for any breach of this Agreement.

                                    ARTICLE X

                                  MISCELLANEOUS

          10.1  EXPENSES

          The parties shall bear their own respective expenses (including, but not limited to, all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and consummation of the transaction contemplated hereby.

          10.2  BROKERS

          Except for Goldsmith, Agio, Helms & Company, whose fee will be borne by Seller, and John Spalding, whose fees will be paid by Buyer, each party represents to the other that no broker, finder, or other person is entitled to any brokerage or finder's fee or commission in connection with the transaction contemplated by this Agreement.

          10.3  FURTHER ASSURANCES

          Upon reasonable request, from time to time, each party agrees that it shall (or direct its employees to, if applicable) execute and deliver such further instruments and documents as may be necessary or desirable in the reasonable opinion of Buyer to protect the right or title of Buyer to the Stock. all without further consideration.

          10.4  ENTIRE AGREEMENT AND MODIFICATION

          This Agreement, including the Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the purchase and sale of the Stock. No change of, modifications of, or additions to this Agreement shall be valid unless the same shall be in writing and signed on behalf of both parties.

          10.5  BINDING AGREEMENT; ASSIGNMENT

          This Agreement shall be binding upon and inure to the benefit of the parties named herein and to their respective successors. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by either party without the prior written consent of the other party; provided, however that the rights and obligations of Seller hereunder may be assigned to and assumed by a Parent or a subsidiary corporation of Seller to which Seller may transfer the Stock, but no such assignment shall relieve Seller of any of its obligations hereunder. Buyer may assign its rights and obligations hereunder to a wholly-owned subsidiary in a chain of wholly-owned subsidiaries, provided that no such assignment shall relieve Buyer of its liability hereunder.

          10.6  COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          10.7  NOTICES

          All notices and other communications hereunder shall be in writing and shall be deemed given on the day delivered personally, by facsimile transmission, or telexed, or on the second business day following the day on which mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Buyer, to:

              Communications Systems, Inc.
              213 South Main Street
              P.O. Box 777
              Hector, Minnesota  55342
              Attention: President
              Telephone:  (320) 848-6231
              Facsimile:  (320) 848-2702

              with a required copy to:

              Lindquist & Vennum P.L.L.P.
              4200 IDS Center
              80 South 8th Street
              Minneapolis, Minnesota 55402
              Attention:  Richard A. Primuth, Esq.
              Telephone:  (612) 371-3211
              Facsimile:  (612) 371-3207

          (b) if to Seller, to:

              Americable, Inc.
              7450 Flying Cloud Drive
              Eden Prairie, Minnesota  55344-3720
              Attention: Peter E. Flynn, President
              Telephone: (612) 942-3887
              Facsimile: (612) 944-8021

              with a required copy to:

              Dorsey & Whitney LLP
              Pillsbury Center South
              220 South Sixth Street
              Minneapolis, Minnesota  55402
              Attention: Patrick F. Courtemanche, Esq.
              Telephone: (612) 340-5653
              Facsimile: (612) 340-8827

          10.8  GOVERNING LAW

          This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota without regard to conflicts of law provisions.

          10.9  PUBLIC ANNOUNCMENTS

          No publication and/or press release of any nature shall be issued pertaining to this Agreement or the transactions contemplated hereby without the mutual consent of Seller and Buyer, or except as may be required by law or the rules of Nasdaq. Buyer acknowledges that Parent may be required to file a Form 8-K or other report with the Securities and Exchange Commission regarding the transactions contemplated in this Agreement. In the event that either party hereto is required by applicable law, regulation or legal process to make a public announcement regarding the transactions contemplated hereby, such party:
     (i) shall promptly notify the other party hereto so that such other party may seek a protective order or other appropriate remedy or, in such other party's sole discretion, waive compliance with the terms of this section 10.9, (ii) shall not make such announcement if such other party delivers a written opinion of counsel that such announcement is not required under applicable law, regulation or legal process, and
     (iii) in the event that no such protective order, opinion of counsel or other remedy is obtained, shall disclose only that portion of the information regarding the transaction contemplated hereby which it is advised by counsel is legally required.

          10.10 CERTAIN DEFINITIONS

          Wherever this Agreement refers to matters within Seller's "knowledge," known to Seller or Parent," "knowledge of Seller or Parent" or of which Seller or Parent "know", such reference shall be defined to mean the actual knowledge of any one or more of those persons listed in section 10.10 of the Disclosure Schedule. Wherever this Agreement refers to an "affiliate" of a person, such reference shall be defined to mean any other person controlling, controlled by or under common control with the person in question.

          10.11 ARBITRATION

          Any dispute arising out of or relating to this Agreement or the breach, termination or validity thereof, shall be settled by arbitration in accordance with the then current Center for Public Resources Rules for Non-Administered Arbitration of Business Disputes by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. ssl -1 6, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The arbitrator is not empowered to award damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration. The arbitration proceedings must be commenced within one
     (1) year after accrual of the cause of action giving rise to the proceedings. The arbitration proceedings shall be held in Minneapolis, Minnesota. The decision of the arbitrator shall be binding and conclusive on the parties and each party agrees to comply therewith and perform the obligations imposed thereunder. Arbitration and the provisions of this section 10.11 shall be a condition precedent to any legal or equitable right of action by any party hereto. The fees and expenses of the arbitration proceedings shall be borne by the parties hereto as follows: Buyer shall be responsible for fifty percent (50%) of such fees and expenses and Seller shall be responsible for the remaining fifty percent (50%) thereof; provided, however, that the party ultimately prevailing in such arbitration proceeding shall be entitled to be reimbursed by the other party for its share of such fees and expenses. Each party shall pay the fees and expenses of its own counsel and representatives.

          10.12 NO WAIVER

          The failure of any party at any time or times to require the performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. The waiver by any party of any condition, or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall not be deemed to be construed as a further or continuing waiver of any such condition or breach of any other provision, term, covenant, representation or warranty of this Agreement.

          10.13 SURVIVAL

          Subject to the limitations set forth in section 8.3 hereof, the representations, warranties and covenants made in this Agreement and in any agreement or instrument executed and delivered in connection with this Agreement shall survive the Closing.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


COMMUNICATIONS SYSTEMS, INC.                   AMERICABLE, INC.


By:                                            By:
   -------------------------                      ---------------------------

Title:                                         Title:
      ----------------------                         ------------------------


                                               ENSTAR INC.

                                               By:
                                                  ----------------------------

                                               Title:
                                                     ------------------------


